Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Statement No. 333-274095 on Form S-4 of our report dated March 20, 2023 (and September 28, 2023, as to the effects of the reverse stock split), relating to the financial statements of Neoleukin Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

September 28, 2023